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                       THE PAYDEN & RYGEL INVESTMENT GROUP
                               MULTIPLE CLASS PLAN



                      This Multiple Class Plan ("Plan") has been prepared, pursuant to the requirements of rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of shares of the various series of The Payden & Rygel Investment Group (the "Trust"). Each series (each a "Fund" and collectively the "Funds") is a multiple class fund within the meaning of rule 18f-3.

                      In accordance with the requirements of rule 18f-3, this Plan describes the differences among the classes of shares that are issued by the Funds, including the various services offered to shareholders, the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.


                                  I. Background

                      The Trust is an open-end investment company registered under the Investment Company Act. The Trust currently has 18 series, including the PRAAM Money Market Fund (the "Money Market Fund") and 17 other series, and may have other Funds in the future. Each Fund has differing investment objectives and policies.

                      Each Fund has two classes of shares -- the Money
Market Fund has Class R (formerly designated as Class A) and Class D shares, and each other Fund has Class R and Class S (formerly designated as Class B) shares. In addition, each of the Intermediate Bond Fund, Investment Quality Bond Fund, and Total Return Fund has a third class of shares, Class I. The classes of each Fund represent interests in the same portfolio of investments held by the Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) in the shareholder service plan attributable to Class S shares but not the other classes of shares; (2) in the distribution plan attributable to Class D shares but not the other classes of


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shares; (3) in the other shareholder services which are available to Class R, S and D shareholders but not Class I shareholders; (4) in the expenses that may be incurred by or allocated to one class as compared to another, and in the expense limitations applicable to one class as compared to the others; (5) in the substantially greater minimum investment required to purchase Class I shares than the other classes of shares; and (6) in the voting rights accorded to each class. These differences are discussed below in more detail.


                          II. Discussion of Differences


              A.      Shareholder Service Arrangements

                      An investor in a Fund pays no front-end or contingent deferred sales charge in connection with the purchase of Class R, Class S, Class D or Class I shares. However, Class S shares are subject to a Shareholder Service Plan (the "Service Plan"). Pursuant to the Service Plan, Class S shares of a Fund pay the Fund's Distributor an annual fee of up to 0.25% of the average net assets of the Fund attributable to the Class S shares. These payments are for services provided by the Distributor, broker-dealers and other service organizations to the beneficial owners of Class S shares. Such support services include establishing and maintaining accounts and records relating to clients; assisting clients in processing purchase, exchange and redemption requests, and account designations; preparing tax reports and forms; forwarding shareholder communications from the Funds; and responding to client inquiries concerning their investments.

                      Services provided under the Service Plan are not primarily intended to result in the sale or distribution of Class S shares of a Fund. The Service Plan is a "compensation" plan, which means that the fees paid to the broker-dealers and other service organizations for services rendered are payable even if the amounts paid exceed their actual expenses. If in any month the Distributor is due more fees for shareholder services than are immediately payable because of the expense limitation under the Service Plan, the unpaid amount is carried forward from month to month while the Service Plan is in effect, until such time when it may be paid. However, no carried forward amount will be payable beyond the fiscal year in which the amount


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was incurred, and no interest, carrying or other finance charge is borne by the
Class S shares with respect to any amount carried forward.


              B.  Distribution Plan Arrangements

                      Class D shares of the Money Market Fund are subject to a Distribution Plan. Pursuant to the Distribution Plan, Class D shares of the Money Market Fund pay the Fund's Distributor an annual fee of up to 0.35% of the average net assets of the Fund attributable to Class D shares. These payments are for expenses incurred by the Distributor in connection with advertising and marketing Class D shares of the Fund; periodic payments of fees for distribution assistance made to one or more securities dealers or other industry professionals (such as investment advisers, accountants, estate planning firms and the Distributor itself); and expenses incurred in preparing, printing and distributing the Fund's prospectus and statement of additional information (except those used for regulatory purposes or for distribution to existing shareholders of the Fund).

                      The Distribution Plan is a "reimbursement" plan, which means that the fees paid to the Distributor for distribution services rendered are payable only to the extent of the reimbursable amounts expended by the Distributor. If in any month the Distributor is due more fees for distribution services than are immediately payable because of the expense limitation under the Distribution Plan, the unpaid amount is carried forward from month to month while the Distribution Plan is in effect, until such time when it may be paid. However, no carried forward amount will be payable beyond the fiscal year in which the amount was incurred, and no interest, carrying or other finance charge is borne by the Class D shares with respect to any amount carried forward.


                      C.  Minimum Investment.

                      In general, the minimum initial investment in Class I shares is $3,000,000, and the minimum additional investment is $100,000. In general, the minimum initial investment in Class R, Class S and Class D shares is $5,000, and the minimum additional investment is $1,000.


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                      D.  Expense Limitations.

                      The Fund's Adviser has guaranteed that, for so long as it acts as investment adviser to a Fund, the total expenses of the Fund, including advisory fees (but excluding interest, taxes, portfolio transaction expenses, blue sky fees, 12b-1 plan fees and extraordinary expenses), will not exceed a specified percentage of the Fund's average daily net assets on an annualized basis. Each Fund will reimburse the Adviser for fees foregone or other expenses paid by the Adviser in any fiscal year pursuant to the expense guarantee at a later date, without interest, so long as such reimbursement will not cause the annual expense ratio for the year in which it is made to exceed the amount of the expense guarantee. No Fund will be required to repay any unreimbursed amounts to the Adviser upon termination of its investment management contract with respect to the Fund.

                      The expense limitation for Class R shares will be lower than for Class S or Class D shares by the amount of the Service Plan fees attributable to Class S shares and the amount of the Distribution Plan fees attributable to Class D shares, as the case may be. In addition, the expense limitation for Class I shares will be lower than for Class R shares, because of the lower expenses allocable to Class I shares resulting from the higher minimum investment in Class I shares and the more limited shareholder services provided to the holders of Class I shares.


                      E.  General

                       These arrangements permit an investor to choose the method of purchasing shares that the investor determines is most beneficial given the amount which the investor is prepared to invest, the level of services that the investor wishes to receive from a Fund or the broker-dealer or other service organization through which the investor has purchased shares of a Fund, and other circumstances related to the investor's overall relationship with such broker-dealer or other service organization.

                      The net income attributable to Class S and D shares and the dividends payable on Class S and D shares will be reduced below those of the Class R shares by the amount of the shareholder servicing or distribution plan fees attributable to the Class S and Class D shares, as well as by certain incremental expenses associated with such


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fees, as described below. The net income attributable to Class I shares and the dividends payable on Class I shares will be greater than those of the Class R shares as a result of the lower expenses and expense limitation applicable to Class I shares.


              B.      Paying for Expenses

                      1.       Expenses Allocated to a Particular Class

                      Certain expenses of a Fund will be allocated solely to a particular class of shares of the Fund because they relate only to the expenses of that class. Such expenses include:

              (a) distribution expenses associated with distribution of Class D shares of the Money Market Fund and for which distribution plan fees will be assessed, and shareholder servicing expenses associated with the servicing of Class S shareholders of the other Funds and for which a shareholder servicing fee will be assessed;

              (b) incremental transfer agent fees identified by the transfer agent as being attributable to a specific class;

              (c) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to shareholders of a particular class;

              (d) blue sky registration fees incurred by a particular class;

              (e) SEC registration fees incurred by a particular class;

              (f) the expenses of administrative personnel and services as required to support the shareholders of a particular class;

              (g)     accounting expenses relating to one class;

              (h) litigation or other legal expenses relating to one class;


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              (i)     trustees' fees and expenses incurred as a result
                      of issues relating to one class;

              (j) any other incremental expenses subsequently identified that should be properly allocated to one class of shares.

                      2.       Expenses Allocated to All Classes

                      Other expenses of a Fund will be allocated to all classes of shares of the Fund in accordance with the requirements of rule 18f-3(c). These include the management fee paid to the Adviser to the Fund; the custodial fee; and certain other expenses of the Fund. These expenses will be allocated to each class of a Fund based on the net asset value of such class in relation to the net asset value of the Fund.


              C.      Differences in Services Offered

                      Class R, Class S and Class D shareholders receive the same services from the Trust, except as follows:

              (a) The holders of Class S shares of a Fund are entitled to receive the additional assistance referred to above from the broker-dealer or other service organization which is receiving shareholder service fees in connection with the Service Plan.

              (b) The holders of Class D shares of a Fund may receive the additional assistance referred to above from the broker-dealers or other industry professionals referred to above which is receiving distribution fees in connection with the Distribution Plan.

The extent to which such services are available to the holders of Class S and Class D shares will depend on the holders' separately-negotiated arrangements with their broker-dealer or other service organization, if any.

                      Class I shareholders do not receive services available under the Service Plan or Distribution Plan, and do not receive the following services which are available to other shareholders of the Trust: Class I shares of a Fund may be exchanged only for Class I shares of other Funds, and


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not for Class R, S or D shares of other Funds. In addition, Class I shareholders do not have telephone privileges or automated investment program privileges available to shareholders of other classes.


              D.      Voting of Class Shares

                      The voting rights of each shareholder of a Fund are the same, except that Class S and Class D shares will have the exclusive right to vote on matters relating to the Service Plan or Distribution Plan, as the case may be, to the extent that such a shareholder vote is required by the Investment Company Act or otherwise requested. Rule 12b-1 adopted by the Securities and Exchange Commission under the Investment Company Act requires that (i) any amendment of the Distribution Plan to increase materially the costs which the Class D shares of a Fund may bear for distribution services under the Plan must be approved by a vote of a majority of the outstanding Class D shares of the Fund; and (ii) the Distribution Plan may be terminated at any time by vote of a majority of the outstanding Class D shares of the Fund. Nothing in the Investment Company Act, the Service Plan or the Trust's governing documents currently requires a shareholder vote in connection with the adoption, administration or revision of the Service Plan. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or series, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).



Amended as of           , 1997


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